EXHIBIT 21


                KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES


                                  SUBSIDIARIES



                                                 State or Country        Percent
       Name of Subsidiary                        of Incorporation          Owned
-------------------------------------            ----------------        -------

Kerr-McGee Oil & Gas Corporation                 Delaware                  100%
Kerr-McGee Oil & Gas Onshore LP                  Delaware                  100%
Kerr-McGee Oil (U.K.) PLC                        England                   100%
Kerr-McGee North Sea (U.K.) Limited              England                   100%
Kerr-McGee Gryphon Limited                       England                   100%
Kerr-McGee Resources (U.K.) Limited              England                   100%
Kerr-McGee Rocky Mountain Corporation            Delaware                  100%
Kerr-McGee Chemical Worldwide LLC                Delaware                  100%
Kerr-McGee Chemical LLC                          Delaware                  100%
Kerr-McGee Pigments (Savannah), Inc.             Georgia                   100%
Kerr-McGee Pigments (Holland) B.V.               Netherlands               100%
Kerr-McGee Pigments GmbH                         Germany                   100%
KMCC Western Australia Pty. Ltd                  Western Australia         100%
Kerr-McGee Pigments International GmbH           Switzerland               100%




A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2002.